*On January 11, 2006, DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. K.G., Millennium Partners II, L.P., MBP III Plan Investors, L.P. (collectively, the 'DLJ Entities") and Credit Suisse First Boston LLC (now known as Credit Suisse Securities (USA) LLC), entered into a Voting Trust Agreement with Wells Fargo Bank, N.A. (the "Trustee") (the "Voting Trust Agreement"), pursuant to which, among other things, the DLJ Entities deposited 7,309,291 shares of Common Stock (representing 9.9% of the outstanding shares of Common Stock as of December 31, 2006) (the "Trustee Shares") into a trust (the "Trust") created by the Voting Trust Agreement and gave the Trustee the exclusive right to vote the Trustee Shares. The Trustee is the record holder of the Trustee Shares and the DLJ Entities hold trust certificates representing the Trust Shares. While the Trustee has the exclusive right to vote the Trustee Shares, the DLJ Entities maintained and continued to have dispositive power over the Trustee Shares. As of December 31, 2009, 2,927,655 shares of Common Stock were deposited into the Trust (representing 3.95% of the outstanding shares of Common Stock).